Exhibit 99.1

Fox Factory Holding Corp. Announces Fourth Quarter and Full Year 2013 Financial Results

Fourth Quarter Sales Increased 15.3% to $65.3 Million

Fourth Quarter Net Income Increased 174.9% to $4.9 Million and Adjusted EBITDA Increased 68.1% to $10.8 Million

SCOTTS VALLEY, California – March 11, 2014 — Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX”) today reported financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter Fiscal 2013 Highlights

•	Sales increased 15.3% to $65.3 million compared to $56.6 million in the same period last fiscal year, driven by strong sales growth for both mountain bike and powered vehicle products

•	Gross margin increased 540 basis points to 28.7% compared to 23.3% in the same period last fiscal year

•	Net income increased 174.9% to $4.9 million compared to $1.8 million in the same period last fiscal year

•	Non-GAAP adjusted net income increased 118.4% to $5.9 million compared to $2.7 million in the same period last fiscal year

•	Adjusted EBITDA increased 68.1% to $10.8 million compared to $6.4 million in the same period last fiscal year

“We are pleased to deliver a strong financial performance for the fourth quarter and full year 2013. Our results reflect the demand for our premium mountain bike and powered vehicle products and improved margins, underscoring our ability to leverage our infrastructure across higher sales volume.” stated Larry L. Enterline, FOX’s Chief Executive Officer. “We are also excited about our recent announcement to acquire the assets of Sport Truck USA, which will strengthen our position in the truck suspension aftermarket with the addition of lift kits.”

Mr. Enterline continued, “In fiscal year 2014, we remain focused on executing our long-term, multi-faceted growth strategy of continued penetration in existing and potential new vehicle categories, capitalizing on international growth opportunities, and expanding our brand into relevant adjacencies while continuing to focus on further margin improvements. We remain confident in our ability to deliver strong results in fiscal year 2014.”

Sales for the fourth quarter of fiscal 2013 were $65.3 million, an increase of 15.3% from sales of $56.6 million in the fourth quarter of fiscal 2012. Sales of mountain bike and powered vehicle products increased 14.2% and 17.2%, respectively, for the fourth quarter of fiscal 2013 compared to the prior year period. Fourth quarter 2013 sales included approximately $3 million of sales that were originally scheduled to occur in early 2014.

Gross margin was 28.7% for the fourth quarter of fiscal 2013, a 540 basis point increase from gross margin of 23.3% in the fourth quarter of fiscal 2012. Approximately 220 basis points of the improvement in gross margin relates to the Company’s successful execution of initiatives designed to improve operating efficiencies. The remaining 320 basis points is largely due to additional warranty and other related costs incurred in the fourth quarter of 2012 to upgrade certain dampers contained in the Company’s suspension products which costs did not recur in 2013.

Total operating expenses were $10.9 million, or 16.7% of sales, for the fourth quarter of fiscal 2013, compared to $9.1 million, or 16.2% of sales, in the fourth quarter of the prior year. Operating income was $7.8 million for the fourth quarter of fiscal 2013, a 94.2% increase compared to operating income of $4 million in the fourth quarter of fiscal 2012.

Net income in the fourth quarter of fiscal 2013 was $4.9 million, an increase of 174.9% compared to $1.8 million in the fourth quarter of the prior fiscal year. Earnings per diluted share for the fourth quarter of fiscal 2013 was $0.13, calculated on 37.6 million weighted average diluted shares outstanding, compared to $0.05 earnings per diluted share, calculated on 34 million weighted average diluted shares outstanding in the fourth quarter of fiscal 2012.

Non-GAAP adjusted net income in the fourth quarter of fiscal 2013 was $5.9 million, an increase of 118.4% compared to non-GAAP adjusted net income of $2.7 million in the fourth quarter of the prior year. Non-GAAP adjusted earnings per diluted share for the fourth quarter of fiscal 2013 was $0.16, calculated on 37.6 million weighted average diluted shares outstanding, compared to non-GAAP adjusted earnings per diluted share of $0.08, calculated on 34 million weighted average diluted shares outstanding in the fourth quarter of fiscal 2012. A reconciliation of non-GAAP adjusted net income to the GAAP measure net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.

Adjusted EBITDA in the fourth quarter of fiscal 2013 was $10.8 million, a 68.1% increase compared to $6.4 million in the fourth quarter of the prior year. Adjusted EBITDA margin in the fourth quarter of fiscal 2013 improved 520 basis points to 16.6%, compared to 11.4% in the fourth quarter of fiscal 2012, reflecting the Company’s ability to leverage its operating platform and the aforementioned damper warranty issue. A reconciliation of adjusted EBITDA to the GAAP measure net income and the calculation of adjusted EBITDA margin are provided at the end of this press release.

Fiscal Year 2013 Results

Sales for the full year ended December 31, 2013, were $272.7 million, an increase of 15.6% compared to fiscal 2012. Sales of mountain bike and powered vehicle products increased 14.4% and 18.2%, respectively, for the fiscal 2013 full year compared to the prior year.

Gross margin was 29.4% in fiscal 2013, a 280 basis point improvement compared to gross margin of 26.6% in fiscal 2012. Approximately 160 basis points of the improvement in gross margin relates to the Company’s successful execution of initiatives designed to improve operating efficiencies and the remaining 120 basis points is largely due to the aforementioned damper warranty issue.

Net income in fiscal 2013 was $24.1 million, an increase of 69.6% compared to $14.2 million in the prior year. Earnings per diluted share for fiscal 2013 was $0.68, calculated on 35.7 million weighted average diluted shares outstanding, compared to $0.44 earnings per diluted share, calculated on 32.5 million weighted average diluted shares outstanding in fiscal 2012.

Non-GAAP adjusted net income in fiscal 2013 was $29.2 million, an increase of 63.3% compared to non-GAAP adjusted net income of $17.9 million in the prior year. Non-GAAP adjusted earnings per diluted share for fiscal 2013 was $0.82, calculated on 35.7 million weighted average diluted shares outstanding, compared to non-GAAP adjusted earnings per diluted share of $0.55, calculated on 32.5 million weighted average shares outstanding in fiscal 2012.

Adjusted EBITDA increased 37.9% to $49.6 million in fiscal 2013, compared to $36 million in fiscal 2012. Adjusted EBITDA margin in fiscal 2013 improved 290 basis points to 18.2% compared to 15.3% in fiscal 2012.

Balance Sheet Highlights

As of December 31, 2013, the Company had cash and cash equivalents of $1.7 million. Total debt was $8.0 million, compared to $59.3 million as of December 31, 2012. Inventory was $42.8 million as of December 31, 2013, compared to $34.3 million as of December 31, 2012 primarily due to the increased level of business during the year ended December 31, 2013. As of December 31, 2013, accounts receivable and accounts payable were $33.8 million and $24.3 million, respectively, compared to $25.2 million and $19.6 million as of December 31, 2012, respectively, also primarily due to the increased level of business during the three months ended December 31, 2013, in which the latter part of the quarter was significantly stronger.

Company Acquisitions

On March 5, 2014, the Company entered into a definitive agreement to acquire the assets of Sport Truck USA (“Sport Truck”), a full service, globally recognized distributor of aftermarket suspension solutions. Sport Truck primarily designs, markets, and distributes high quality lift kit solutions through its brands, BDS Suspension and Zone Offroad Products. The transaction is subject to approval by the employee stock ownership plan shareholders of Sport Truck and is also subject to customary closing conditions. The Company will acquire the assets of Sport Truck in an asset purchase transaction for approximately $44 million due at closing. The transaction is being financed with debt and includes a potential earn-out opportunity of up to a maximum of $29.3 million payable over the next three years contingent upon the achievement of certain performance based financial targets. The transaction is expected to close by the end of March 2014. The transaction is expected to be slightly accretive to FOX’s full year fiscal 2104 earnings excluding transaction related costs with the majority of the financial benefit to be realized in full year fiscal 2015.

Fiscal 2014 Guidance

The Company is reaffirming guidance previously provided on February 3, 2014. For the fiscal 2014 first quarter the Company expects sales in the range of $53 million to $57 million and earnings per diluted share in the range of $0.07 to $0.10 and non-GAAP adjusted earnings per diluted share in the range of $0.09 to $0.12. For the fiscal year 2014 the Company expects net sales in the range of $275 million to $295 million and earnings per diluted share in the range of $0.70 to $0.80 and non-GAAP adjusted earnings per diluted share in the range of $0.79 to $0.89 based on 38 to 39 million weighted average diluted shares outstanding. The guidance excludes the after tax impact of approximately $0.02 per share of transaction costs related to the acquisition of Sport Truck. The Company expects to incur these costs in the first quarter of 2014. If completed, this transaction is anticipated to close by the end of March. Upon successful completion of the transaction, the Company will provide updated guidance for fiscal 2014.

Conference Call & Webcast

The Company will hold an investor conference call today at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time). The conference call dial-in number for North America listeners is (877) 407-4018, and international listeners may dial (201) 689-8471; the conference ID is 13576989. Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company’s website at http://www.ridefox.com.

An audio replay will be available following the completion of the conference call by dialing (877) 870-5176 for North America listeners or (858) 384-5517 for international listeners; the conference ID is 13576989. The webcast of the teleconference will be archived and available on the Company’s website.

About Fox Factory Holding Corp. (NASDAQ: FOXF)

Headquartered in Scotts Valley, CA, FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. For more than three decades, FOX’s team of enthusiasts and professional athletes has been improving vehicle performance through a unique commitment to redefining ride dynamics.

FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures

In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “Non-GAAP Adjusted net income”, “Non-GAAP Adjusted earnings per diluted share”, “Adjusted EBITDA”, and “Adjusted EBITDA margin”, which are non-GAAP financial measures. FOX defines Non-GAAP Adjusted net income as net income adjusted for amortization of purchased intangibles, net of tax, acquisition expenses, net of tax and the management fee which was previously payable to an affiliate of its majority stockholder, net of tax, and the write-off of unamortized loan origination fees in connection with the August 2013 termination of the Company’s prior credit facility, net of tax, and Non-GAAP Adjusted earnings per diluted share as Non-GAAP Adjusted net income divided by the number of diluted shares of common stock outstanding. FOX defines Adjusted EBITDA as net income adjusted for interest expense, other income (expense), net, provision for income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, acquisition expenses, and the management fee which was previously payable to an affiliate of its majority stockholder and Adjusted EBITDA margin as Adjusted EBITDA divided by sales. FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain expenses in calculating adjusted EBITDA and Non-GAAP Adjusted net income (and accordingly, Adjusted EBITDA margin and Non-GAAP Adjusted earnings per diluted share) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies and other companies may calculate Non-GAAP Adjusted net income, Non-GAAP Adjusted earnings per diluted share, Adjusted EBITDA and Adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,683	$15
Accounts receivable (net of allowance for doubtful accounts of $366 and $440 at December 31, 2013 and 2012, respectively)	33,781	25,224
Inventory	42,783	34,255
Prepaids and other current assets	2,648	2,242
Deferred tax assets	3,490	3,405

Total current assets	84,385	65,141
Property and equipment, net	13,418	11,789
Loan fees, net	717	—
Loan fees, net—related party	—	1,665
Goodwill	31,925	31,372
Intangibles, net	27,284	32,153

Total assets	$157,729	$142,120

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$24,254	$19,551
Accrued expenses	12,451	10,156
Liability reserve for uncertain tax positions	7,796	7,292
Current portion of long-term debt—related party	—	3,000

Total current liabilities	44,501	39,999
Line of credit	8,000	—
Line of credit—related party	—	750
Long-term debt, less current portion—related party	—	55,500
Deferred rent	931	1,132
Deferred tax liabilities	12,005	15,155

Total liabilities	65,437	112,536

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value—10,000,000 shares authorized and no shares issued or outstanding as of December 31, 2013 and 2012	—	—
Common stock, $0.001 par value—90,000,000 shares authorized as of December 31, 2013 and 2012; 36,317,087 and 33,459,944 shares issued and outstanding as of December 31, 2013 and 2012, respectively;	36	33
Additional paid-in capital	87,788	49,169
Accumulated other comprehensive income (loss)	(15)	1
Retained earnings (deficit)	4,483	(19,619)

Total stockholders’ equity	92,292	29,584

Total liabilities and stockholders’ equity	$157,729	$142,120

FOX FACTORY HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Sales	$65,259	$56,613	$272,746	$235,869
Cost of sales	46,543	43,448	192,617	173,040

Gross profit	18,716	13,165	80,129	62,829
Operating expenses:
Sales and marketing	3,771	3,282	14,153	12,570
Research and development	2,967	2,531	10,409	9,727
General and administrative	2,820	1,994	11,408	9,063
Amortization of purchased intangibles	1,355	1,341	5,378	5,315

Total operating expenses	10,913	9,148	41,348	36,675

Income from operations	7,803	4,017	38,781	26,154
Other expense, net:
Interest expense	(157)	(1,192)	(4,125)	(3,486)
Other income (expense), net	(7)	10	12	(277)

Other expense, net	(164)	(1,182)	(4,113)	(3,763)

Income before income taxes	7,639	2,835	34,668	22,391
Provision for income taxes	2,732	1,050	10,566	8,181

Net income	$4,907	$1,785	$24,102	$14,210

Earnings per share:
Basic	$0.14	$0.05	$0.70	$0.44
Diluted	$0.13	$0.05	$0.68	$0.44
Weighted average shares used to compute earnings per share:
Basic	36,317	33,463	34,571	32,059
Diluted	37,612	33,962	35,705	32,515

FOX FACTORY HOLDING CORP.

NET INCOME TO NON-GAAP ADJUSTED NET INCOME AND NON-GAAP ADJUSTED EARNINGS

PER SHARE RECONCILIATION

(In thousands, except per share data)

(Unaudited)

The following table provides a reconciliation of Non-GAAP Adjusted Net Income, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, and the calculation of Non-GAAP Adjusted Earnings per Share for the three-months and year ended December 31, 2013 and 2012. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Net income	$4,907	$1,785	$24,102	$14,210
Amortization of purchased intangibles (net of tax)(1)	882	848	3,739	3,373
Acquisition expenses (net of tax) (1) (2)	135	—	206	—
Management fee (net of tax) (1) (3)	—	79	214	317
Non-cash expense for un-amortized loan origination fees (net of tax) (4)	—	—	977	—

Non-GAAP adjusted net income (5)	$5,924	$2,712	$29,238	$17,900

Non-GAAP adjusted EPS
Basic	$0.16	$0.08	$0.85	$0.56
Diluted	$0.16	$0.08	$0.82	$0.55

Weighted average shares used to compute
Non-GAAP adjusted EPS
Basic	36,317	33,463	34,571	32,059
Diluted	37,612	33,962	35,705	32,515

(1)	The net of tax amounts were calculated using the respective annual effective tax rate.
(2)	Represents costs incurred in connection with the acquisition of certain assets of Toxoholics GmbH.
(3)	Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated in August 2013 upon the consummation of the Company’s initial public offering. The Company discontinued paying management fees in August 2013.
(4)	Represents a non-cash expense, net of tax, for unamortized loan origination fees expensed in connection with the termination of our Prior Credit Facility.
(5)	Included in the Company’s results for the year ended December 31, 2013 were a total of approximately $349,000 of expenses incurred by the Company which relates to the (i) payment by the Company in April 2013 of a bonus to an executive officer in the amount of approximately $251,000, the after tax proceeds of which were used by such officer to repay in full a loan from the Company prior to the Company’s filing of its registration statement in connection with its initial public offering, and (ii) legal and other costs of approximately $98,000 incurred in connection with defense and settlement of an employee related matter. These expenses have not been added back to Non-GAAP Adjusted Net Income.

FOX FACTORY HOLDING CORP.

ADJUSTED EBITDA TO NET INCOME RECONCILIATION

(In thousands)

(Unaudited)

The following table provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, and the calculation of Adjusted EBITDA Margin for the three-months and year ended December 2013 and 2012. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Net income	$4,907	$1,785	$24,102	$14,210
Interest expense	157	1,192	4,125	3,486
Other (income) expense, net (1)	7	(10)	(12)	277
Provision for income taxes	2,732	1,050	10,566	8,181
Amortization of purchased intangibles	1,355	1,341	5,378	5,315
Depreciation	646	543	2,380	1,889
Stock-based compensation (2)	825	415	2,500	2,148
Acquisition expenses (3)	197	—	297	—
Management fee (4)	—	125	308	500

Adjusted EBITDA (5)	$10,826	$6,441	$49,644	$36,006

(1)	Other (income) expense, net includes gain or loss on the disposal of fixed assets, foreign currency transaction gain or loss, and other miscellaneous items.
(2)	Represents non-cash, stock-based compensation.
(3)	Represents costs incurred in connection with the acquisition of certain assets of Toxoholics GmbH.
(4)	Represents management fees paid to an affiliate of the Company’s majority stockholder pursuant to a management services agreement that terminated in August 2013 upon the consummation of the Company’s initial public offering. The Company discontinued paying management fees in August 2013.
(5)	Included in the Company’s results for the year ended December 31, 2013 were a total of approximately $349,000 of expenses incurred by the Company which relates to the (i) payment by the Company in April 2013 of a bonus to an executive officer in the amount of approximately $251,000, the after tax proceeds of which were used by such officer to repay in full a loan from the Company prior to the Company’s filing of its registration statement in connection with its initial public offering, and (ii) legal and other costs of approximately $98,000 incurred in connection with defense and settlement of an employee related matter. These expenses have not been added back to Non-GAAP Adjusted Net Income.

FOX FACTORY HOLDING CORP.

(In thousands)

(Unaudited)

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Adjusted EBITDA	$10,826	$6,441	$49,644	$36,006
Divided by Sales	65,259	56,613	272,746	235,869

Adjusted EBITDA Margin	16.6%	11.4%	18.2%	15.3%

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the Company’s continued growing demand for its products, the Company’s execution on its strategy to improve operating efficiencies, the Company’s optimism about its operating results and future growth prospects, the Company’s belief that its acquisition of Toxoholics GmbH provides FOX with a proven understanding of the European market for FOX products and offers it an accelerated path for improving customer service and customer relations in Europe as well as opportunities for future expansion of FOX’s European operations and infrastructure; the Company’s expected future sales and future earnings per share, and any other statements in this press release that are not of a historical nature; Company’s belief that its acquisition of the assets of Sport Truck USA will enhance the Company’s operations; and the Company’s ability to complete its acquisition of the assets of Sport Truck USA . Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to obtain satisfaction of customary closing requirements by Sport Truck USA in Company’s purchase of the assets of Sport Truck USA; Sport Truck USA’s ability to obtain approval from its ESOP of the sale of its assets to the Company; the Company’s ability to improve operating and supply chain efficiencies; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margins, operating expenses, ability to generate positive cash flow and ability to maintain profitability; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the possibility that the Company could experience a disruption in its planned transition of the majority of the Company’s mountain bike manufacturing operations to Taiwan or unexpected difficulties in connection with such transition; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes, the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in Item 1A of Part II of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 and filed with the SEC on September 19, 2013 and in any subsequently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

ICR

Katie Turner

646-277-1228

Katie.Turner@icrinc.com